Exhibit 99.1

Santa Babara Office 3820 State Street Santa Barbara, CA 93105 tel: 805.563.7000 fax: 805.563.7070 www.tenethealth.com

Contacts: Media: Steven Campanini (805) 563-6838 Investors: Thomas Rice (805) 563-7188

Tenet Amends Bank Credit Agreement

March 9, 2004 – Tenet Healthcare Corporation (NYSE:THC) today announced that, as of 5 p.m. EST Monday, participants representing 94 percent of its bank credit commitment have agreed to amend certain terms of the company’s revolving credit agreement.  The effectiveness of the credit agreement is subject to customary documentary conditions, which are expected to be satisfied shortly.

Before the amendment, the credit agreement imposed a maximum leverage ratio of consolidated total debt to consolidated earnings before income taxes and depreciation, as defined in the credit agreement, of 3.5.  As previously announced, the company had expected to exceed this limit in either the second or third quarter of 2004.  This amendment increases the maximum leverage ratio from 3.5 times to 5.5 times.

“We have had a very constructive dialogue with our bank group, and we are very pleased with this outcome,” said Stephen Farber, Tenet’s chief financial officer. “Today’s announcement preserves Tenet’s financial flexibility and demonstrates the continuing strength of our relationships with these important institutions.”

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The company noted that currently there are no funded loans outstanding under this credit line, approximately $215 million of letters of credit are outstanding, and that the company currently has approximately $425 million in unrestricted cash on hand.

The key elements of the amended agreement include, among other items:

(1)          Increasing the maximum leverage ratio from 3.5 to 5.5.

(2)          Lowering the required fixed charge ratio from 2.0 to 1.5.

(3)          Reducing the aggregate commitments available under the revolving credit facility, including funded loans and letters of credit, from $1,200 million to $800 million, with a limit on funded loans of $500 million.  The remaining $300 million is to be used for letters of credit.

(4)          Pledging the capital stock of certain operating subsidiaries.

(5)          Causing certain operating subsidiaries to guarantee the company’s obligations to the banks.

The pricing associated with both availability and draws under the credit agreement has not changed.

Tenet Healthcare Corporation, through its subsidiaries, owns and operates acute care hospitals and related health care services.  Tenet’s hospitals aim to provide the best possible care to every patient who comes through their doors, with a clear focus on quality and service.  Tenet can be found on the World Wide Web at www.tenethealth.com.

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Certain statements in this release may constitute forward-looking statements.  They are based on management’s current expectations and could be affected by numerous factors and are subject to various risks and uncertainties.  Certain of those risks and uncertainties are discussed in the Company’s filings with the Securities and Exchange Commission, including the Company’s transition report on Form 10-K for the 7-month period ended Dec. 31, 2002 and quarterly reports on Form 10-Q.  Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated.  We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.